Exhibit 8.2

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
FOUR TIMES SQUARE NEW YORK 10036-6522 ––––––––––––––––––– TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com

FIRM/AFFILIATE OFFICES

––––––––––––––

BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

––––––––––––––

BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MOSCOW

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

SYDNEY

TOKYO

TORONTO

March 24, 2015

Hawaiian Electric Industries, Inc.

1001 Bishop Street, Suite 2900

Honolulu, Hawaii 96813

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Hawaiian Electric Industries, Inc., a Hawaii corporation (“HEI”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 3, 2014, by and among NextEra Energy, Inc., a Florida corporation (“NEE”), NEE Acquisition Sub II, Inc., a Delaware corporation and a direct wholly owned subsidiary of NEE (“Merger Sub I”), NEE Acquisition Sub I, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of NEE that is treated as an entity disregarded as separate from NEE for U.S. federal income tax purposes (“Merger Sub II”), and HEI, pursuant to which (i) Merger Sub I will be merged with and into HEI, with HEI surviving the merger as a direct wholly owned subsidiary of NEE (the “Initial Merger”), and each share of common stock, no par value, of HEI (the “HEI Common Stock”) issued and outstanding immediately prior to the time the Initial Merger becomes effective (the “Effective Time”) will be converted into the right to receive 0.2413 shares of common stock, par value $0.01 per share, of NEE (the “NEE Common Stock”); and immediately thereafter, (ii) HEI will be merged with and into Merger Sub II with Merger Sub II surviving the merger as a direct wholly owned subsidiary of NEE (the “Subsequent Merger,” and together with the Initial Merger, the “Integrated Mergers”). At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on January 8, 2015 (File No. 333-201397) as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Integrated Mergers.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by HEI and NEE, including those set forth in letters dated as of the date hereof from an officer of each of HEI and NEE (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed by appropriate officers and that we will render our opinion pursuant to Section 7.02(d) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by HEI and NEE, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have consequently assumed that the information presented in the Representation Letters, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our Opinion. We have also assumed that the Integrated Mergers will be consummated in the manner contemplated by the Registration Statement and the Merger Agreement.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Merger and the Special Cash Dividend,” we are of the opinion that, under current law, the Integrated Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences to holders of HEI Common Stock will be as described under “U.S. Federal Income Tax Consequences of the Merger and the Special Cash Dividend – Consequences of the Merger.”

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement (including the Integrated Mergers), any transaction related thereto, or of owning NEE Common Stock. Our Opinion has been prepared in connection with the Integrated Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of this Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP